UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2017

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported in a Current Report on Form 8-K filed on January 30, 2017 by Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”), on January 24, 2017 (the “Original Loan Closing Date”), Empire’s subsidiary, Montreign Operating Company, LLC (“Montreign Operating” and, together with its subsidiaries, the “Development Parties”) entered into a Building Term Loan Agreement (the “Term Loan Agreement”), among Montreign Operating, the lenders from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch (“Credit Suisse”), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Term Loan Administrative Agent”). The Term Loan Agreement provided loans to Montreign Operating in an aggregate principal amount of $485,000,000 (the “Term Loan Facility”), consisting of $70,000,000 of Term A loans (“Term A Loan”) and $415,000,000 of Term B loans (“Term B Loan”). On the same day, Montreign Operating entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”) with lenders from time to time party thereto, and Fifth Third Bank, as administrative agent, providing for loans or other extensions of credit to be made to Montreign Operating in an aggregate principal amount of up to $15,000,000 (including a letter of credit sub-facility of $10,000,000) (the “Revolving Credit Facility”).

On May 26, 2017, the Company entered into the First Amendment to the Term Loan Agreement and certain ancillary agreements (the “Term Loan Amendment”) to increase the aggregate principal amount of the Term B Loan by $35 million. The additional $35 million principal amount of the Term B Loan was priced at 99.75% of the principal amount, and was issued under substantially the same terms and conditions with the existing Term Loan Facility, except the requirement to contribute additional equity to the Development Parties was reduced from $35 million to approximately $9.87 million, which reduction takes into account approximately $600,000 of equity contributions made to the Development Parties since the Original Loan Closing Date. The additional equity of $9.87 million must be contributed to the Development Parties on or before December 31, 2017. The additional borrowings will be used to fund the Company’s development and operation of Resorts World Catskills, the entertainment village and golf course (collectively, the “Projects”), each of which will be located in Sullivan County, New York. As amended, the Term Loan Facility now provides loans in the aggregate principal amount of $520,000,000, consisting of a $70,000,000 Term A Loan and a $450,000,000 Term B Loan.

Concurrently with the Term Loan Amendment, the Company amended the Revolving Credit Agreement (the “Revolving Credit Amendment” and together with the Term Loan Amendment, the “Amendments”) to among other things, permit Montreign Operating to increase the aggregate principal amount of the Term B Loan under the Term Loan Amendment.

A copy of each of the Term Loan Amendment and the Revolving Credit Amendment is filed, respectively, as Exhibits 10.1 and 10.2 hereto and is incorporated herein by reference, and the foregoing description of the Amendments are qualified in their entirety by reference thereto.

Item 2.03. Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Exhibits

(d)	Exhibits.

Exhibit	Description

10.1	First Amendment to Building Term Loan Agreement, Building Loan Disbursement Agreement and Project Disbursement Agreement, dated May 26, 2017

10.2	First Amendment to Revolving Credit Agreement, dated May 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2017

EMPIRE RESORTS, INC.

By:	/s/ Ryan Eller
	Name:	Ryan Eller
	Title:	President and Chief Executive Officer

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